UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Gottlieb, Richard D.
   Lee Enterprises, Incorporated
   400 Putnam Bldg.
   Davenport, IA  52801
   USA
2. Issuer Name and Ticker or Trading Symbol
   Lee Enterprises, Incorporated
   LEE ENT
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   09/30/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President and CEO
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock                 |10/9/9|G   |1,167***          |D  |           |                   |D     |                           |
                             |8     |    |                  |   |           |                   |      |                           |
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Common Stock                 |11/8/9|F   |5,289             |D  |$28.1875   |                   |D     |                           |
                             |8     |    |                  |   |           |                   |      |                           |
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Common Stock                 |11/16/|A   |2,800             |A  |$27.188    |                   |D     |                           |
                             |98    |    |                  |   |           |                   |      |                           |
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Common Stock                 |12/14/|G   |1,300             |D  |           |                   |D     |                           |
                             |98    |    |                  |   |           |                   |      |                           |
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Common Stock                 |12/14/|G   |1,300             |A  |           |                   |I     |By Spouse*                 |
                             |98    |    |                  |   |           |                   |      |                           |
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Common Stock                 |12/14/|G   |325               |A  |           |                   |I     |By Daughter*               |
                             |98    |    |                  |   |           |                   |      |                           |
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Common Stock                 |12/14/|G   |1,300             |D  |           |                   |D     |                           |
                             |98    |    |                  |   |           |                   |      |                           |
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Common Stock                 |12/14/|G   |325               |A  |           |4,762              |I     |By Daughter*               |
                             |98    |    |                  |   |           |                   |      |                           |
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Common Stock                 |01/06/|G   |325               |D  |           |68,280***          |D     |                           |
                             |99    |    |                  |   |           |                   |      |                           |
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Common Stock                 |01/06/|G   |325               |A  |           |                   |I     |By Spouse*                 |
                             |99    |    |                  |   |           |                   |      |                           |
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Common Stock                 |01/06/|G   |325               |D  |           |800                |I     |By Spouse*                 |
                             |99    |    |                  |   |           |                   |      |                           |
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Common Stock                 |      |    |                  |   |           |9,845              |I     |By Daughter in Trust*      |
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Class B Common Stock         |12/31/|J***|460               |A  |           |                   |D     |                           |
                             |98    |*   |                  |   |           |                   |      |                           |
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Class B Common Stock         |03/31/|J***|875               |A  |           |66,234             |D     |                           |
                             |99    |*   |                  |   |           |                   |      |                           |
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Class B Common Stock         |      |    |                  |   |           |21,360             |I     |By Spouse*                 |
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Class B Common Stock         |      |    |                  |   |           |3,957              |I     |By Daughter*               |
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Class B Common Stock         |      |    |                  |   |           |2,100              |I     |By Daughter in Trust*      |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option (R|$11     |     |    |           |   |**   |11/7/|Common Stock|50,300 |       |50,300      |D  |            |
ight to Buy)            |        |     |    |           |   |     |00   |            |       |       |            |   |            |
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Employee Stock Option (R|$11     |     |    |           |   |**   |11/19|Common Stock|80,000 |       |80,000      |D  |            |
ight to Buy)            |        |     |    |           |   |     |/01  |            |       |       |            |   |            |
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Employee Stock Option (R|$15.5625|     |    |           |   |**   |11/17|Common Stock|60,000 |       |60,000      |D  |            |
ight to Buy)            |        |     |    |           |   |     |/02  |            |       |       |            |   |            |
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Employee Stock Option (R|$16     |     |    |           |   |**   |11/2/|Common Stock|35,600 |       |35,600      |D  |            |
ight to Buy)            |        |     |    |           |   |     |03   |            |       |       |            |   |            |
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Employee Stock Option (R|$16.625 |     |    |           |   |**   |11/1/|Common Stock|40,000 |       |40,000      |D  |            |
ight to Buy)            |        |     |    |           |   |     |04   |            |       |       |            |   |            |
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Employee Stock Option (R|$19.8125|     |    |           |   |**   |11/7/|Common Stock|40,000 |       |40,000      |D  |            |
ight to Buy)            |        |     |    |           |   |     |05   |            |       |       |            |   |            |
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Employee Stock Option (R|$20.875 |     |    |           |   |**   |11/7/|Common Stock|7,906  |       |7,906       |D  |            |
ight to Buy)            |        |     |    |           |   |     |00   |            |       |       |            |   |            |
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Employee Stock Option (R|$21.50  |     |    |           |   |**   |11/7/|Common Stock|20,000 |       |20,000      |D  |            |
ight to Buy)            |        |     |    |           |   |     |06   |            |       |       |            |   |            |
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Employee Stock Option (R|$28.8125|     |    |           |   |**   |11/8/|Common Stock|1,794  |       |1,794       |D  |            |
ight to Buy)            |        |     |    |           |   |     |00   |            |       |       |            |   |            |
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Employee Stock Option (R|$26 5/8 |     |    |           |   |**   |11/9/|Common Stock|25,000 |       |25,000      |D  |            |
ight to Buy)            |        |     |    |           |   |     |07   |            |       |       |            |   |            |
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Employee Stock Option (R|$27.188 |     |    |           |   |**   |11/16|Common Stock|17,500 |       |17,500      |D  |            |
ight to Buy)            |        |     |    |           |   |     |/08  |            |       |       |            |   |            |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
*The Reporting Person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for purposes of Section 16 or any other
purpose.
**These securities become exercisable as follows: 30% upon the first anniversary date of the grant; 60% upon the second anniversary date of the grant; and 100% upon the third anniversary date of the grant.
***This figure corrects a scrivener's error on the Form 4 filed 10/12/99 wherein the holdings of the Reporting
Person were underreported by 2,372 shares, and the inclusion of the disposition by gift reported herein but not reported
therein.
****Distribution from Reporting Person's grantor annunity trust by the non-affiliated trustee of shares originally contributed by Reporting
Person.
SIGNATURE OF REPORTING PERSON
/s/ Richard D. Gottlieb
DATE
11/3/99